EXHIBIT 28(d)(4)

AMENDMENT NO. ONE
to the
INVESTMENT SUB-ADVISORY AGREEMENT
between
LOS ANGELES CAPITAL MANAGEMENT AND EQUITY RESEARCH, INC.
And
WILSHIRE ASSOCIATES INCORPORATED

This is Amendment Number One to the Investment Sub-Advisory Agreement between Los Angeles Capital Management and Equity Research, Inc. (“Sub-Adviser”) and Wilshire Associates Incorporated (“Adviser”) dated April 1, 2002 (the “Agreement”).  The parties hereby agree to amend the Agreement as follows:

Effective upon the date of execution of this amendment by Sub-Adviser, Exhibit 2 of the Agreement shall be deleted in its entirety and replaced by Exhibit 2 attached hereto.

The Agreement, as amended hereby, shall continue to operate on a continuous basis until terminated as specified therein.  All provisions of the Agreement not inconsistent with this amendment shall remain in full force and effect.

Accepted and agreed to:	Accepted and agreed to:

WILSHIRE ASSOCIATES INCORPORATED	LOS ANGELES CAPITAL MANAGEMENT AND EQUITY RESEARCH, INC.

By: /s/ Michael P. O’Keeffe	By: /s/ Thomas D. Stevens
Michael P. O’Keeffe
Managing Director	Name: Thomas D. Stevens
(print or type)

Title: Chairman
(print or type)

Date: April 25, 2003	Date: April 25, 2003

EXHIBIT 2
FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment at the following annual rate:

For the following funds:

Large Growth Portfolio and Large Value Portfolio (assets aggregated for fee calculation):

Small Growth Portfolio and Small Value Portfolio:

For the Wilshire 5000 Index Portfolio:

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above and be paid monthly.  For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.